SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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COOPER TIRE & RUBBER COMPANY

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COOPER TIRE & RUBBER COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

        The 2003 Annual Meeting of Stockholders will be held at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 6, 2003, at 10:00 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect three (3) Directors of the Company.

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only holders of Common Stock of record at the close of business on March 10, 2003 are entitled to notice and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Richard D. Teeple
Secretary

Findlay, Ohio

March 26, 2003

        Please mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. In the alternative, you may vote by Internet or telephone. See page 2 of the proxy statement for additional information on voting by Internet or telephone. If you are present and vote in person at the meeting, the proxy will not be used.

GENERAL INFORMATION AND VOTING
Agenda Item 1
ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
DIRECTORS WHO ARE NOT NOMINEES
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Committee Report on Executive Compensation
Summary of Cash and Certain Other Compensation
Stock Option Grants
Option Exercises and Holdings
Long-Term Performance Cash Plan
Pension Plans
Employment Agreements
Compensation of Directors
Five-Year Stockholder Return Comparison
MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
RELATIONSHIP WITH INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
BENEFICIAL OWNERSHIP OF SHARES
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2004
SOLICITATION AND OTHER MATTERS

COOPER TIRE & RUBBER COMPANY

701 Lima Avenue, Findlay, Ohio 45840

March 26, 2003

PROXY STATEMENT

GENERAL INFORMATION AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, which will be held on May 6, 2003, at 10:00 a.m. Eastern Daylight Time, at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio. This proxy statement and the related form of proxy were first mailed to stockholders on or about March 26, 2003.

Purpose of Meeting

        The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in the notice of meeting on the cover page of this proxy statement. These matters consist of the election of three directors.

Voting

        Only stockholders who owned their shares at the close of business on March 10, 2003 (the “record date”) will be able to vote at the Annual Meeting. As of the record date, there were 73,562,253 shares of Common Stock outstanding. Each stockholder will be entitled to one vote for each share owned.

        The holders of a majority of the Common Stock present in person or represented by proxy constitute a quorum. Abstentions with respect to a proposal and “broker non-votes” will also be counted to determine whether a quorum is present at the Annual Meeting. “Broker non-votes” occur when certain nominees holding shares for beneficial owners do not vote those shares on a particular proposal because the nominees do not have discretionary authority to do so, and have not received voting instructions with respect to the proposal from the beneficial owners.

        The nominees for election as Directors who receive the greatest number of votes will be elected Directors. Abstentions and “broker non-votes” are not counted for purposes of the election of Directors. Proxy cards which are signed, but for which no instructions are received, will be voted as recommended by the Board of Directors.

Proxy Matters

        Stockholders may vote either by completing, properly signing, and returning the accompanying proxy card, or attending and voting at the meeting. Stockholders of record and participants in certain defined contribution plans sponsored by the Company or a subsidiary of the Company (see below) may also vote by telephone, by using a touch-tone telephone to call 1-800-542-1160, or by Internet, by accessing the following website: http://www.votefast.com. Voting instructions, including your personal identification number, are contained on the accompanying proxy or, in the case of participants in the following defined contribution plans sponsored by the Company or a subsidiary of the Company, voting instruction card:

• Spectrum Investment Savings Plan
• Pre-Tax Savings Plan (Findlay)
• Pre-Tax Savings Plan (Texarkana)
• Pre-Tax Savings Plan (Auburn)
• Cooper-Standard Automotive (Gaylord, MI Plant) UAW Local 388 Savings and Retirement Plan
• Cooper-Standard Automotive (Reid Division) USW Local 3586 Savings and Retirement Plan	• Pre-Tax Savings Plan (Bowling Green – Seal)
• Pre-Tax Savings Plan (Bowling Green – Hose)
• Pre-Tax Savings Plan (Clarksdale)
• Pre-Tax Savings Plan (El Dorado)
• Cooper-Standard Automotive (Athens, GA Plant) USW Local 871 Savings and Retirement Plan
• Nishikawa Standard Company Retirement Plan

Those stockholders of record who choose to vote by telephone or Internet must do so by not later than 11:59 p.m. Eastern Daylight Time on May 5, 2003. A stockholder may revoke a proxy by filing a notice of revocation with the Secretary of the Company, or submitting a properly executed proxy bearing a later date. A stockholder may also revoke a previously executed proxy (including one voted by Internet or telephone vote) by attending and voting at the meeting, after requesting that the earlier proxy be revoked. If the shares are held in the name of a bank, broker or other holder of record, the stockholder must obtain a proxy executed in his or her favor from the holder of record, to be able to vote at the meeting.

Agenda Item 1

ELECTION OF DIRECTORS

        The Bylaws of the Company provide for the Board of Directors to be divided into three classes. Three Directors are to be elected to the class having terms expiring this year. If elected, each shall serve for a three-year term expiring in 2006 and until their respective successors are elected and qualified.

        Each of the nominees has consented to stand for election to a three-year term. In the event that any of the nominees becomes unavailable to serve as a Director, the Board of Directors shall designate a new nominee, and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends that stockholders vote FOR the three nominees for Director.

NOMINEES FOR DIRECTOR

JOHN J. HOLLAND
Chairman and Chief Executive Officer,
Butler Manufacturing Company

Mr. Holland, age 53, has been employed by Butler Manufacturing Company since 1980. Butler is the world’s leading producer of pre-engineered building systems, is a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market. He has served as Chairman of the Board since 2001 and has been Chief Executive Officer since 1999. He served as Chief Financial Officer of Butler from 1990 through his election as Chief Executive Officer. Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas.

Director Since January 2003 Nominee for Term to Expire 2006

JOHN F. MEIER
Chairman and Chief Executive Officer,
Libbey Inc.

     Mr. Meier, age 55, has been Chairman and Chief Executive Officer of Libbey Inc., a producer of glass tableware and china, since 1993, when it was spun off by Owens-Illinois Inc., and became a separate public company. From 1990 to 1993, he was a Vice President of Owens-Illinois, Inc. and Executive Vice President and General Manager of its subsidiary, Libbey Glass Inc. His service at Owens-Illinois began in 1970 and included various marketing and sales positions. Mr. Meier received a B.S. degree in Business Administration from Wittenberg University and an M.B.A. degree from Bowling Green State University. He is a trustee of Wittenberg University.

Director Since 1997 Nominee for Term to Expire 2006

JOHN H. SHUEY
Former Chairman, President and
Chief Executive Officer,
Amcast Industrial Corporation

Mr. Shuey, age 57, joined Amcast Industrial Corporation, a producer of aluminum wheels for the automotive industry and copper fittings for the construction industry, in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a director in 1994, Chief Executive Officer in 1995, and Chairman in 1997. Mr. Shuey served as Chairman, President and Chief Executive Officer through February 2001. Prior to joining Amcast, he held executive positions at The Trane Company, American Standard, and AM International. Mr. Shuey has a B.S. degree in Industrial Engineering and an M.B.A. degree, both from the University of Michigan.

Director Since 1996 Nominee for Term to Expire 2006

DIRECTORS WHO ARE NOT NOMINEES

ARTHUR H. ARONSON
Former Executive Vice President,
Allegheny Teledyne Incorporated

Mr. Aronson, age 67, joined Allegheny Ludlum Corporation, a specialty steel producer, in 1988 as Executive Vice President and was elected a director in 1990. He was elected President and Chief Executive Officer in 1994, and in 1996 was named Executive Vice President of the successor corporation, Allegheny Teledyne Incorporated, where he also served as President of the Metals Segment. Mr. Aronson retired in 1998. Mr. Aronson’s prior business experience includes service as President and Chief Operating Officer of Lukens Steel and as Chief Executive Officer of Cold Metal Products. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. Degree in Metallurgy from the Massachusetts Institute of Technology. He is a trustee of Carnegie Mellon University and a director of National Steel Corporation and Keystone Powder Metal Company, a privately-held manufacturer of engineered powder metal parts for automotive and other applications.

Director Since 1995 Expiration of Term 2004

THOMAS A. DATTILO
Chairman of the Board,
President and Chief Executive Officer

Mr. Dattilo, age 51, became employed by the Company as President and Chief Operating Officer and was named a director on January 4, 1999. Effective April 28, 2000, he was elected Chairman of the Board, President and Chief Executive Officer. He had previously been employed at Dana Corporation, an automotive parts manufacturer, since 1977, having been appointed President, Sealing Products in 1998 after serving in senior management positions since 1985. He earned a B.A. degree from Ohio State University and a J.D. degree from the University of Toledo, and is a graduate of the Harvard Advanced Management Program. Mr. Dattilo is a director of Harris Corporation, the Rubber Manufacturers Association, which he presently serves as President, and the Manufacturers Alliance.

Director Since 1999 Expiration of Term 2004

EDSEL D. DUNFORD
Former President and
Chief Operating Officer, TRW Inc.

Mr. Dunford, age 67, was elected President and Chief Operating Officer, and a director of TRW, Inc., a diversified manufacturer of products primarily for the automotive and aerospace industries, in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including Executive Vice President and general manager of TRW’s space and defense businesses. Mr. Dunford has been retired from TRW for more than five years. He holds a B.S.E.E. degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles, and has completed the Executive Program at Stanford University. Mr. Dunford is also a director of National Steel Corporation.
Director Since 1994 Expiration of Term 2005

DIRECTORS WHO ARE NOT NOMINEES (CONT.)

JOHN F. FIEDLER
Chairman of the Board,
BorgWarner Inc.

Mr. Fiedler, age 64, has been Chairman of the Board of BorgWarner Inc. since 1996, and served as Chief Executive Officer from 1995 through February 2003. He also served as President from 1994 through March 1996. BorgWarner is a worldwide producer of highly engineered components and systems for motor vehicle powertrain applications. Prior to joining BorgWarner, Mr. Fiedler spent 29 years with Goodyear Tire & Rubber Company, where he held numerous sales and marketing positions in the United States and the Far East, and served as President of Retread Systems Company and Kelly Springfield Tire Company, both divisions of Goodyear. In his last position at Goodyear, he was Executive Vice President, North American Tires. Mr. Fiedler graduated from Kent State University with a B.S. in Chemistry and received an M.B.A. from the Massachusetts Institute of Technology, where he was a Sloan Fellow. Mr. Fiedler is a director of Mohawk Industries, Inc. and Roadway Express, Inc.

Director Since 2002 Expiration of Term 2005

DENNIS J. GORMLEY
Former Chairman and
Chief Executive Officer,
Federal-Mogul Corporation

Mr. Gormley, age 63, joined Federal-Mogul Corporation, an automotive parts manufacturer, in 1963. He held sales management, corporate planning and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer and a director in 1988, Chief Executive Officer in 1989, and Chairman in 1990. Mr. Gormley has been retired from Federal-Mogul for more than five years. Mr. Gormley graduated from Rensselaer Polytechnic Institute with a B.S.M.E. degree.

Director Since 1991 Expiration of Term 2005

BYRON O. POND
Chairman and Chief Executive Officer,
Amcast Industrial Corporation

Mr. Pond, age 66, has been Chief Executive Officer of Amcast Industrial Corporation since February 2001. In April 2002, he became Chairman of the Board. From February 2001 to April 2002, he served as President. Amcast is a producer of aluminum wheels for the automotive industry and copper fittings for the construction industry. He is the former Chairman of the Board of Arvin Industries, Inc., an automotive parts manufacturer. Mr. Pond joined Arvin in 1986 when it acquired Maremont Corporation, where he served as Chairman, President and Chief Executive Officer. He was appointed Executive Vice President and a director of Arvin in 1990, was elected President and Chief Operating Officer in 1991, became Arvin’s President and Chief Executive Officer in 1993, and became Chairman of the Board in 1998. Mr. Pond holds a B.S. degree in Business Administration from Wayne State University. He is a director of Precision Castparts Corporation and GSI Lumonics Inc.

Director Since 1998 Expiration of Term 2004

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report on Executive Compensation

        This report is submitted by all members of the Compensation Committee (the “Committee”), to explain the Committee’s policies with respect to the compensation of the Company’s executive officers in 2002, including the relationship between their compensation and the performance of the Company.

General Philosophy

        The Compensation Committee has determined that to maximize shareholder value, the Company’s executive compensation program should meet the following objectives:

•	Attracting and retaining outstanding executive talent

•	Providing superior financial rewards when the Company achieves superior financial performance

•	Providing incentives through cash bonus payments to meet both the Company’s short and longer-term performance objectives

•	Aligning the interests of the Company’s executive officers with those of its shareholders with incentive compensation arrangements that reward executives with cash bonuses when aggressive financial performance targets that are likely to drive shareholder value are met or exceeded over annual and longer-term periods, and with equity incentives that will provide significant financial rewards as shareholder value is created through increases in the Company’s stock price

        To accomplish these objectives, the Company’s executive compensation program consists of four key elements: base salary; incentive compensation based upon meeting designated performance targets over a one-year period; incentive compensation based upon meeting longer-term performance targets over a three-year period; and equity-based compensation, consisting of stock options, and beginning in 2003, restricted stock.

Executive Compensation Policies in 2002

        The Company’s executive compensation program was adopted in its current form in 2000, following the completion by the Company of two major acquisitions which doubled the size of the Company and broadened significantly its product offerings and global presence. The program is structured within the boundaries of the 2001 Incentive Compensation Plan, which was approved by stockholders in 2001. The program includes the following components:

•	Targeting the base pay element of the Company’s executive compensation program at median levels for comparable positions at U.S. industrial companies with a comparable level of revenues

•	Targeting annual and long-term incentive elements of the program at levels based on survey data for publicly held U. S. industrial companies or their component operations comparable in size to those managed by each executive officer

•	Using return on invested capital as the performance measure for corporate officers in the annual bonus plan

•	Rewarding longer-term performance by basing cash incentive compensation over three-year period on the generation of operating cash flow over the three-year performance period

        The Committee believes these changes reflect the current requirements of the organization and provide a competitive, performance-based compensation system that will not only attract and retain superior management talent, but will motivate and reward those managers to create superior shareholder value.

Salaries and Annual Bonuses

        The base salary of each executive officer of the Company for a particular calendar year, including the year 2002, is determined by the Committee. Each base salary is targeted to be at the median (50th percentile) for the position at U.S. industrial companies similar in size to the Company. The Committee has retained an executive compensation consultant to assist it in determining median compensation levels. The group of industrial companies used as a comparison for determining the base salaries of the Company’s executive officers, as well as the other elements of their compensation package, may include some of the same companies that make up the index that is used in the performance graph set out on page 19 of the proxy statement, but is not the same as the group of companies that make up the index. Variations from the median in the base pay of certain executive officers, if any, are based upon the specific job responsibilities of the position, the job performance of the individual holding the position, the individual’s tenure in the position, and any internal equity considerations that the Committee determines are appropriate.

        The annual bonus of each executive officer is determined by two factors: 1) the percentage of base salary which that particular officer will receive if the “performance target” established by the Committee at the beginning of the year for the business unit at which the executive officer is employed is met (this percentage is known as the “target bonus percentage”), and 2) the performance of that business unit relative to the performance target established for the unit by the Committee. For 2002, the performance target was based upon the Company’s return on invested capital (“ROIC”) for executive officers with primarily corporate responsibilities. ROIC is calculated by dividing net operating profit after tax by the sum of long-term debt and shareholders’ equity, as calculated in accordance with a pre-determined formula. ROIC is used for corporate executive officers because of the Committee’s belief that given the Company’s capital structure, improvements in shareholder value are likely to correlate with ROIC to a greater extent than with other performance measurements. The target ROIC is based upon the Company’s cost of capital. For executive officers employed in a business unit of the Company, the performance target is based upon that business unit’s return on assets managed (“ROAM”). ROAM is calculated by dividing (a) income before interest, foreign currency gains or losses, and federal income taxes, by (b) an average of controlled assets. ROAM, like ROIC, is a measurement of employees’ success in utilizing capital resources but, unlike ROIC, focuses on specific assets.

        The performance target for a given year is determined at the beginning of that year by the Committee, based upon its determination of what would constitute an appropriate level of performance for the Company or the business unit. In making that determination, the Committee takes into account the following principal factors:

•	the economic environment in which the Company expects to operate during the year

•	expected performance based upon the annual operating plan of the Company, which is reviewed with the Board of Directors prior to the beginning of the year

•	the achievement of financial returns sufficient to enhance shareholder value

        If the performance target applicable to the Company or a particular business unit, in the case of executive officers with operating responsibilities for particular business units of the Company, is met, each officer in that business unit will receive his or her “target bonus percentage.” If the actual performance of the business unit varies from the performance target established by the Committee, the bonus payment will be greater or lesser than the target bonus percentage, depending upon whether actual performance exceeds or falls short of the performance target. For the Company for 2002, if actual performance was less than 66 2/3% of the performance target, no bonus was paid. If actual performance equaled 66 2/3% of the performance target, a bonus equal to 25% of the target bonus percentage was paid. The amount paid increased ratably up to a payout of 50% of the target bonus percentage, if actual performance equaled 80% of the performance target. An additional 2.5% of the target bonus percentage was payable for each percentage point by which the performance target exceeded 80%, up to a maximum bonus payment (applicable only for 2002) of 150% of the target bonus percentage. The same approach was used for executive officers of business units, except that the minimum and maximum payout thresholds varied among business units. The variations were approved by the Committee at the beginning of the year, based upon factors specific to particular business units. The target bonus percentage is determined for each position based on survey data for publicly held U. S. industrial companies or their component operations comparable in size to that managed by each executive officer.

        In 2002, the actual corporate performance was 99.4% of target performance, resulting in cash bonuses to corporate executive officers equal to 98.6% of their target bonus percentages. The performance of the operating units of the Company varied from 48.4% to 155.5% of their performance targets, resulting in payouts that ranged from 0% to 150% of the target bonus percentages of the executives whose annual bonuses are measured by the performance of those units.

Long Term Incentive Compensation

1. Cash Bonuses

        In addition to annual cash bonuses, the Company provides its executive officers with an opportunity to earn additional incentive compensation based upon meeting performance targets established for a three-year period.

        Under the program applicable to 2002 grants (and to grants for the three-year period which ended on December 31, 2002) a “target cash amount” is established each year for each participant, which will be paid in the year following the end of a three-year performance cycle, if performance targets established by the Committee at the beginning of the cycle are met. If the actual performance of a business unit varies from the performance target established for that business unit by the Committee, the actual cash bonus payable will be greater or lesser than the target cash amount, depending upon whether actual performance exceeds or falls short of the performance target. If actual performance is less than 90% of the performance target, no bonus will be paid. If the actual performance equals 90% of the performance target, a bonus equal to 50% of the target cash amount will be paid. That amount will increase by 5% for each percentage point increase in the actual performance of the unit as a percentage of the performance target. If the performance target is exceeded, an additional 10% of the target cash amount will be paid for each percentage point by which the actual performance exceeds the performance target. The “target cash amount” for each position is generally determined in accordance with survey data for publicly held U. S. industrial companies or their component operations comparable in size to that managed by each executive officer.

        Payouts made in February 2003 under the 2000 grants for the three-year performance cycle ending December 31, 2002 were based upon the generation of operating cash flow (net operating profit after tax plus depreciation and amortization) calculated for the Company or a business unit, whichever is applicable to a particular participant, in relation to the operating cash flow targets set by the Committee for the Company and each of its business units. The Committee has determined that improvements in operating cash flow over longer periods of time correlate to increases in shareholder value, and thus has adopted this performance measure for the cash portion of its long-term incentive compensation plan. To provide a greater incentive for outstanding performance, the performance targets have been set at higher levels than were the case prior to 2000, and the amounts attainable if the targets are met have also been set at a higher level. Grants made in 2002 for the 2002-2004 performance period will be measured by the same operating cash flow generation criteria.

        Payouts made in 2003 for the 2000-2002 cycle equaled 59.4% of the target cash amount for participants whose performance targets were based on the operating cash flow of the Company over the three-year period, and from 0% to 236.1% of the target cash amount for participants whose performance targets were based on the operating cash flows of the business units.

2. Stock Options

        Key employees of the Company, including executive officers, are eligible for stock option grants in accordance with plans approved by the stockholders of the Company. In awarding stock options to the Company’s key executives, the Committee intends to provide those executives with a direct opportunity to benefit from long-term increases in shareholder value as reflected in the Company’s stock price. Options under the plan are generally granted for ten-year terms and have traditionally become exercisable in two equal installments, one and two years after they are granted, respectively. For options granted in 2003 and beyond, the Committee has revised the terms of the options to provide that they will become exercisable in four equal annual installments.

        The number of options granted to executive officers in 2002 was designed to provide a benefit equal in value to approximately 70% of the total value of the long-term incentive compensation award made to executive officers. In arriving at this figure, the options granted have been determined using the Black-Scholes valuation method as a guideline.

        The aggregate value of the two elements comprising long-term incentive compensation is intended to deliver competitive compensation for each position and is based on survey data for publicly held U. S. industrial companies or their component operations comparable in size to that managed by each executive officer.

Compensation of Chief Executive Officer

        For the year 2002, Mr. Dattilo’s annualized base salary was $725,000, the same as in 2001. The Committee increased his target bonus percentage used to determine his incentive compensation based upon annual results from 65% in 2001 to 75% in 2002. Confining the increase in Mr. Dattilo’s annual compensation to his annual incentive compensation target was the result of the Committee’s determination that a higher portion of his annual compensation should be tied to the meeting of the annual performance goals of the Company. In reaching this conclusion, the Committee also reviewed survey data provided by its executive compensation consultant for the compensation levels of chief executive officers of publicly traded U.S. industrial corporations comparable in size to the Company.

        Mr. Dattilo received an annual bonus for the year 2002 of $535,898, equal to 98.6% of his target bonus percentage for 2002. He also received a payout of $195,591 under the performance cash portion of the long-term incentive compensation plan, which represented 57.9% of his target payout under that plan. For the 2002-2004 performance period under that plan, Mr. Dattilo was granted a target payout of $650,000, the same as the target payout granted to him for the 2001-2003 period. The Committee increased the stock options granted to Mr. Dattilo from 100,000 in 2001 to 150,000 in 2002, upon a determination that an emphasis on improving the Company’s stock price merited increasing the equity portion of Mr. Dattilo’s long-term incentive compensation. The Committee’s actions brought the equity portion of his long-term incentive compensation close to the 70/30 equity/cash ratio sought by the Committee.

        Except as described above, the levels of base compensation, annual bonus, and long-term incentive compensation, consisting of both stock options and cash compensation for performance over a three-year period, awarded to Mr. Dattilo for the year 2002 were each determined using substantially the same criteria as for other executive officers.

Stock Ownership Guidelines

        Effective in 2003, the Compensation Committee has established stock ownership guidelines for ten senior executives of the Company, including all of the Named Executive Officers listed in the Summary Compensation Table on page 11 of this proxy statement. Under the guidelines, the executives will be required, within three years, to own stock in an amount equal to a multiple of base salary.

Deductibility of Compensation Over $1 Million

        Regulations issued under Section 162(m) of the Internal Revenue Code provide that compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being “performance-based”. The Committee believes the 2001 Incentive Compensation Plan includes provisions which comply with the “performance-based” criteria and accordingly should result in the Company retaining the tax deductibility of any amounts earned under this plan in future years.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Byron O. Pond, Chairman
Edsel D. Dunford
John F. Meier

Summary of Cash and Certain Other Compensation

        The following table shows, for the fiscal years ending December 31, 2000, 2001, and 2002, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Mr. Dattilo, Chairman, President, and Chief Executive Officer, and the four most highly compensated officers other than Mr. Dattilo who were serving as executive officers as of December 31, 2002 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual		Long-Term			All Other
		Compensation		Compensation			Compensation(1)

					Number of
				Restricted Stock	shares
				and Restricted	underlying
Name and Principal				Stock Unit	stock option	LTIP(3)
Position(2)	Year	Salary	Bonus	Awards	awards	Payout

Thomas A. Dattilo	2002	$725,000	$535,898	—	150,000	$195,591	$41,811
Chairman of the Board,	2001	725,000	—	—	100,000	231,101	6,179
President and Chief	2000	633,470	336,277	—	100,000	—	57,783
Executive Officer

James S. McElya	2002	432,600	292,005	—	50,000	50,600	11,606
Vice President and	2001	420,000	—	—	50,000	—	5,100
President, Cooper-	2000	334,891	212,921	—	40,000	—	5,100
Standard Automotive

Roderick F. Millhof	2002	360,500	243,338	—	40,000	43,924	23,096
Vice President and	2001	350,000	—	—	40,000	194,664	4,346
Executive Vice President,	2000	320,000	120,023	—	35,000	165,042	25,817
Cooper-Standard Automotive

Philip G. Weaver	2002	355,000	157,443	—	50,000	53,442	15,881
Vice President and	2001	335,000	—	—	50,000	61,627	3,037
Chief Financial Officer	2000	300,000	115,833	—	50,000	28,038	24,966

D. Richard Stephens	2002	360,000	142,513	—	50,000	37,302	11,428
Vice President and	2001	286,000	—	—	40,000	33,336	3,042
President, Cooper Tire	2000	230,082	65,607	—	20,000	28,038	23,744

(1)	Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Spectrum Investment Savings Plan (known as the Thrift and Profit Sharing Plan through December 31, 2001), or, in the case of Mr. McElya, the Siebe Automotive Employees’ Profit Sharing Plan 401(k) with respect to contributions made prior to January 1, 2002, when that plan was merged into the Spectrum Investment Savings Plan, and allocations to the Nonqualified Supplementary Benefit Plan, which provides benefits otherwise denied participants in the Spectrum Investment Savings Plan because of Internal Revenue Code limitations on qualified benefits.

(2)	Mr. Dattilo has served in the listed capacity since April 28, 2000. Prior to that date he served as President and Chief Operating Officer. Mr. McElya became employed by the Company on January 28, 2000, when Siebe Automotive was acquired by the Company.

(3)	The amounts shown in the 2002 column represent payouts for the 2000-2002 performance period, the amounts shown in the 2001 column represent payouts for the 1999-2001 period, and the amounts shown in the 2000 column represent payouts for the 1998-2000 period. Mr. McElya did not receive a payout for 2001 because he was not employed by the Company in 1999, when long-term incentive grants for the 1999-2001 performance period were made, and neither he nor Mr. Dattilo received payouts for 2000, because neither was employed by the Company in 1998, when long-term incentive grants for the 1998-2000 performance period were made.

Stock Option Grants

        The following table contains information concerning the grant of stock options to the Named Executive Officers during the 2002 fiscal year. All grants were made under the

1998 and 2001 Incentive Compensation Plans. In addition, in accordance with rules of the Securities and Exchange Commission (the “SEC”), a valuation is assigned to each reported option as of the grant date. The ultimate actual value will be determined only by the market value of the Company’s Common Stock at a future date.

OPTION GRANTS IN LAST FISCAL YEAR

					Grant Date
	Individual Grants				Value

	Number of	Percent of
	shares	total options
	underlying	granted to	Exercise		Grant date
	options	employees	price per		present
Name	granted(1)	in fiscal year	share	Expiration date(2)	value(3)

Thomas A. Dattilo	150,000	11.4%	14.96	February 6, 2012	$722,430
James S. McElya	50,000	3.8	14.96	February 6, 2012	240,810
Roderick F. Millhof	40,000	3.0	14.96	February 6, 2012	119,073
Philip G. Weaver	50,000	3.8	14.96	February 6, 2012	240,810
D. Richard Stephens	50,000	3.8	14.96	February 6, 2012	240,810

(1)	50% of the options became exercisable on the first anniversary of the date of grant and the remaining 50% become exercisable on the second anniversary of the date of grant.

(2)	Subject to earlier expiration if the executive ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(3)	Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the daily change in the share price of the Company’s Common Stock for the period February 1, 1996 through February 6, 2002, (b) a weighted average risk-free rate of return of 3.81%, (c) a dividend yield of 2.8%, and (d) a time of exercise based on the earlier of the historical exercise pattern of each individual or the latest permissible date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2002 and unexercised options held as of the end of 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of shares		Value of unexercised in-
			underlying unexercised		the-money options
	Shares		options at fiscal year-end		at fiscal year-end(1)
	acquired	Value
Name	on exercise	realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas A. Dattilo	—	—	300,000	200,000	$332,120	$103,250
James S. McElya	15,880	$85,056	49,120	75,000	101,200	48,000
Roderick F. Millhof	—	—	82,800	60,000	120,317	38,400
Philip G. Weaver	—	—	93,100	75,000	166,060	48,000
D. Richard Stephens	—	—	52,600	70,000	82,724	39,850

(1)	In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $15.10, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Long-Term Performance Cash Plan

        The following table sets forth information with respect to the Named Executive Officers concerning the grant of long-term performance cash awards under the Company’s 2001 Incentive Compensation Plan during the 2002 fiscal year.

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

	Performance or Other Periods	Threshold	Target
Name	Until Maturation or Payout(1)	Payouts(2)	Payouts(2)

Thomas A . Dattilo	1/1/2002 through 12/31/2004	$325,000	$650,000
James S. McElya	1/1/2002 through 12/31/2004	60,000	120,000
Roderick F. Millhof	1/1/2002 through 12/31/2004	45,000	90,000
Philip G. Weaver	1/1/2002 through 12/31/2004	50,000	100,000
D. Richard Stephens	1/1/2002 through 12/31/2004	55,000	110,000

(1)	Participant must be an employee at the end of the Performance Period to receive the proceeds of the grant, except that if such participant dies, retires or becomes disabled prior to the end of the Performance Period, he will receive a prorated award earned based on the portion of the Performance Period during which he was an employee, and the actual performance of the applicable business for the portion of the Performance Period through the end of the year in which the executive’s employment terminates.

(2)	Payouts of awards are tied to the achievement over a three-year period of specified levels of “Operating Cash Flow,” which the Company defines as “net operating profit after tax plus depreciation and amortization.” The specified levels for a year are set each year by the Compensation Committee. Performance versus the specified level is determined by dividing the sum of the actual performance for each of the three years of the performance period by the sum of the target performance levels for each of the three years of the performance period. The targeted levels for Messrs. Dattilo and Weaver are based on the Operating Cash Flow of the entire Company. The targeted levels for Messrs. McElya and Millhof are based upon the Operating Cash Flow of the Automotive Group. The targeted level for Mr. Stephens is based upon the Operating Cash Flow of the Tire Group. No payout will be made unless 90% of the Operating Cash Flow target is met. If that occurs, a payout equal to 50% of the “target payout” set forth in the table will be made. That amount is reflected in the “Threshold Payout” column of the table. The percentage of the target payout made will increase by 5% for each additional 1% increase in Operating Cash Flow, up to 100% of the Operating Cash Flow target. For each additional 1% by which Operating Cash Flow exceeds the specified target, the executive will receive an additional 10% of his target payout. The maximum payout that can be received by any one individual in respect of a particular award is $6,000,000, less the aggregate amounts of annual bonus received for each of the three years of the performance period.

Pension Plans

        Effective January 1, 2002, the Company established a form of defined benefit pension plan known as a “cash balance plan” (a cash balance plan is a type of non-contributory defined benefit pension plan in which a participant’s benefit is determined as if an individual account had been established for him or her) for all of its non-union employees in the United States, other than those participants in the Company’s existing defined benefit plans who had reached age 40 and had at least 15 years of service with the Company as of January 1, 2002. The new plan provides for a participant to have credited to a hypothetical account established for him or her under the plan a percentage of his or her compensation (as defined in the plan) each year, and to have earnings credited each year on the participant’s hypothetical account balance at an interest rate equal to the 30-year Treasury bill rate. The percentage of the participant’s compensation that is credited to his or her hypothetical account each year is based upon the participant’s age and years of service, and increases in increments as the participant’s total age and years of service increase. Participants whose age and years of service do not exceed 35 will be credited with 3% of their compensation. Those whose total age and years of service total between 36 and 50 shall be credited with 4% of their compensation, those whose total of age and years of service is between 51 and 65 shall be credited with 5.5%

of their compensation, those whose total age and years of service is between 66 and 80 shall be credited with 7.5% of their compensation, and those whose total age and years of service exceeds 80 will be credited with 10% of compensation. A participant in the cash balance plan who was a participant in one of the Company’s prior defined benefit pension plans had credited to his or her hypothetical account in the plan on January 1, 2002 the actuarial equivalent lump sum of the participant’s frozen retirement benefit in the former plan, calculated as of January 1, 2002. Upon retirement, a participant’s benefit under the cash balance plan shall be paid in the form of annuity, or in a lump sum, upon the election of the participant. A participant may receive the amount of his or her benefit in a lump sum payment upon termination of employment at any time. Payment of the benefit in an annuity form may not generally commence until the participant has reached age 55. The amount payable shall not be reduced by any Social Security benefits payable to the participant.

        Non-union employees who were participants in a defined benefit pension plan sponsored by the Company or a subsidiary prior to January 1, 2002, and who had reached age 40 and had 15 or more years of service as of that date, will continue to be covered by the terms of such prior plan. Of the Named Executive Officers, only Mr. Stephens remains covered by a prior plan. The plan in which Mr. Stephens participates provides a pension based primarily upon the participant’s level of compensation during the last ten years of his or her employment and the number of years of service. The following table shows the amount of pension that a participant can expect to receive upon retirement at age 65 under that plan, and with an election to receive the pension in the form of a straight life annuity, rather than under any of the survivor options contained in the plan. Receiving the benefit under a survivor option would reduce the amount payable to the participant by an actuarially calculated amount, but would permit a surviving spouse or other beneficiary to continue to receive payments under the plan after his or her death. Benefits are not subject to deduction for Social Security or other offset amounts.

PENSION PLAN TABLE

	Years Of Service

Remuneration	15	20	25	30	35	40

$400,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
500,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000
1,100,000	247,500	330,000	412,500	495,000	577,500	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,300,000	292,500	390,000	487,500	585,000	682,500	780,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000
1,700,000	382,500	510,000	637,500	765,000	892,500	1,020,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000

        “Remuneration” in the table above is the average of a participant’s annual compensation during the highest five out of the last ten years of employment. “Annual compensation” for purposes of the plan includes generally, for executives of the Company, the amount of base salary and annual and long-term incentive compensation earned in a particular year. For purposes of determining a participant’s “annual compensation,” long-term incentive compensation payments for a particular performance period are considered to have been earned ratably over the performance period. As a result, the compensation of Messrs. Weaver, Millhof and Stephens covered by the plan for the year 2000 is increased by approximately $47,700, $135,500 and $32,900, respectively, and for the year 2001, approximately $38,300 and $79,500 for Messrs. Weaver and Millhof, respectively, or more than 10% from that shown for these individuals in the “Annual Compensation” portion of the “Summary Compensation Table” found on page 11 of this proxy statement, due to the allocation of their long-term incentive payouts (see the applicable column in the Summary Compensation Table) over the three years of the performance periods for which they were earned.

        Any amount shown in the table which exceeds the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code is payable from an unfunded, non-qualified supplemental pension plan sponsored by the Company, such that participants will receive the total pension benefit calculated using the above table. The non-qualified, supplemental plan contains terms which provide to certain participants in the cash balance plan who are covered by Board-approved executive employment agreements any difference between the amount of pension payable under the cash balance plan and the amounts that they would have received had they remained covered by the defined benefit pension plan in which they were participating immediately prior to January 1, 2002. Those terms are applicable to Messrs. McElya, Weaver and Millhof, all of whom were participating in a Company-sponsored defined benefit pension plan immediately prior to January 1, 2002.

        The completed full years of service credited under the applicable pension plan for each of the Named Executive Officers is as follows: Mr. Dattilo – 4; Mr. McElya – 7; Mr. Millhof – 14; Mr. Weaver – 12; and Mr. Stephens – 24. The estimated monthly pension benefit payable to Mr. Dattilo commencing upon his retirement from the Company at age 65, and payable in the form of a straight life annuity, is $22,763. This assumes a 4% annual increase in his compensation (defined for purposes of this estimate as base salary, 80% of his annual bonus target and 50% of his long-term incentive payout target) from the amount calculated for 2003, and an interest rate credit of 4.93 percent per year each remaining year until he retires. Because the actual amount of his pension is dependent upon his level of compensation during each of his years of employment and the actual interest rate credited to his hypothetical account in the cash balance plan each year, the actual pension payment to him could be substantially different from what is projected using the above-listed assumptions.

Employment Agreements

        The Company has entered into employment agreements with Messrs. Dattilo, McElya, Millhof, Weaver and Stephens. Under the agreements, each executive shall remain employed in his present capacity for a specified time, at a base salary not lower than his base salary at the time of execution of the agreement, and generally with all benefits available to executives of the Company as of the date on which the agreements became effective. The initial term of each agreement is four years for Mr. Dattilo and three years for each of the other Named Executive Officers. The term of each agreement shall automatically extend for one additional year each January 1, unless either the Company or the executive gives prior notice of a desire not to extend the term. In no event will the term extend beyond the executive’s 65th birthday. The agreements contain a non-compete provision which extends for two years after any termination of employment.

        The agreements provide that upon involuntary termination of employment without “Cause” or resignation for “Good Reason” prior to the end of the term of the agreement, the executive shall be entitled to a lump sum payment equal to the amount that he would have received over the remainder of the term of his agreement, had he been paid during that period at the rate of his “average compensation.” “Average compensation” shall mean the average of the base salary and annual and long-term incentive compensation received by the executive over the five-year period prior to the year in which his employment terminates.

        In addition, the agreements provide that the executive shall be entitled to (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term; (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the pension benefits which would have accrued under the qualified and non-qualified pension plans of the Company in which he is participating had he continued his employment through the remainder of the term of the agreement, and been fully vested at that time, and (b) the amount of the pension benefits actually accrued at the date of termination; (iii) a lump sum payment equal to the difference between the exercise price of stock options held by the executive officer, regardless of whether they had vested, and the fair market value of the stock subject to such options at the time of termination; and (iv) full vesting and a cash payment equal to the value at the time of termination of any restricted stock units held by the executive. Because of its desire to retain Mr. Dattilo in his present position, his agreement contains a provision that upon the termination of his employment after December 31, 2003 for any reason other than “Cause,” he shall be entitled to a retention payment, which shall be $125,000 if he leaves the Company at any time in 2004, and shall increase each year thereafter, to a payment of $2,750,000 if he leaves in 2015, the year in which he will reach age 65.

        In addition, the agreements provide that upon termination of the executive’s employment by the Company without Cause, or resignation by the executive for Good Reason during the remaining period of the executive’s employment term which follows a “change in control” of the Company, as the term “change in control” is defined in the agreements, the executive is entitled to a lump sum payment equal to the greater of 1) the amount that he would have received over the remainder of the term of his agreement, had he been paid during that period at the rate of his “average compensation,” as defined above, and 2) three times his annual base salary plus target annual incentive compensation for the year prior to the year in which the change in control occurs. In addition, the executive shall receive all of the benefits described in the previous paragraph, plus lifetime retiree medical and life insurance benefits and outplacement services.

        “Cause” under the agreements generally includes the willful failure of the executive to substantially perform his duties, the commission of a felony, or the engaging by the executive in willful misconduct which is materially injurious to the Company. “Good Reason” generally includes any reduction in salary or benefits, an alteration of the executive’s responsibilities or status, relocation of the executive, the failure of any successor of the Company or its businesses to assume the agreements, or voluntary resignation for any reason within 365 day after a “change in control,” in the case of Mr. Dattilo, and during a 30-day period commencing six months after the “change in control,” in the case of Messrs. McElya, Millhof, Weaver and Stephens.

        The agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for post-termination payments made following a change in control. In addition, all post-termination payments made to an executive under the agreements are conditioned upon the execution by the executive of a release of all claims against the Company.

Compensation of Directors

        The Company paid each Director who was not an employee of the Company an annual retainer in 2002 of $20,000, together with a $3,000 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. The fee payable for participation in a telephonic Board or Committee meeting is $1,500. Directors who are employees of the Company receive no additional compensation for serving as Directors. In addition, the Chair of the Audit Committee will receive $5,000 for serving in that capacity, and the Chairs of the Compensation and Nominating and Governance Committees will each receive $4,000 for serving as the heads of those committees. These amounts reflect the increased importance of the Committees in the Board’s governance of the Company. During 2002, Board meetings were held on seven days, the Audit Committee met on four days other than on the day of a Board meeting, and the Nominating and Governance Committee met twice on days other than the day of a Board meeting.

        Non-employee Directors participate in the 2002 Stock Option Plan for Non-Employee Directors, which was approved by stockholders at the 2002 Annual Meeting. The purpose of the plan is to provide a stock-based component to the Directors’ compensation package to more closely align their compensation with the interests of the Company’s stockholders. Under the plan, Non-Employee Directors receive 2,000 stock options each year. The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date. Options granted under the plan become exercisable one year after the date of grant and remain exercisable until ten years after the grant date. Prior to 2002, non-employee Directors were granted stock options under a plan adopted in 1991, which provided up to 1,000 shares per year, with the number granted determined in accordance with a formula set forth in the plan. Information regarding unexercised options for each Director is indicated in the table on page 25 of this proxy statement. As of 2002, the Board has also instituted a minimum stock ownership requirement for all Directors. All Directors are required to own at least 5,000 shares of the Company’s Common Stock, excluding options. Directors who do not meet the ownership requirement will have until the end of their second full term as a Director to do so.

        In 1998, stockholders approved the 1998 Non-Employee Directors Compensation Deferral Plan, which permits non-employee Directors to defer some or all of the fees payable to them for service on the Board. Amounts deferred and dividend equivalents are converted into phantom stock units and credited to a bookkeeping account established for this purpose. The number of phantom stock units credited is determined by dividing the amount of the Director’s deferred fees by the fair market value of a share of Company Common Stock as of the date of crediting. A Director’s account will be settled through the delivery of a corresponding number of shares of Common Stock to the Director on the payment date or dates selected by the Director at the time of the Director’s initial deferral election. Payment must commence on the date specified in the deferral election form (or earlier if the Director ceases to be a member of the Board) and be made in either a lump sum or through no more than five annual installments.

Five-Year Stockholder Return Comparison

        The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the Standard & Poor’s (“S&P”) 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company in 1993 chose what is now the S&P Auto Parts & Equipment – 500 Index as the most appropriate of the nationally recognized industry standards and has used that index for its stockholder return comparisons in all of its proxy statements since that time. The Company has reviewed the appropriateness of continuing to use this index following the acquisitions of The Standard Products Company and Siebe Automotive, and has concluded that it remains the most appropriate index, in part because it includes both automotive parts and tire companies.

        The following chart assumes three hypothetical $100 investments on December 31, 1997, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG THE COMPANY, S&P 500 INDEX
AND S&P AUTO PARTS & EQUIPMENT – 500 INDEX

	1997	1998	1999	2000	2001	2002

Cooper Tire & Rubber Company	$100.00	$85.42	$67.36	$47.23	$73.15	$71.95
S&P 500 Index	100.00	128.58	155.63	141.46	124.65	97.10
S&P Auto Parts & Equipment – 500 Index	100.00	103.34	81.15	62.09	74.84	67.26

        The Compensation Committee Report on Executive Compensation, which commences on page 6 of this proxy statement, the Comparison of Five-Year Cumulative Total Return Among the Company, S&P 500 Index and S&P Auto Parts & Equipment – 500 Index set forth above, and the Audit Committee Report found on page 23 of this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance

        The Board of Directors is committed to establishing and maintaining a strong governance structure. In 2000, the Board adopted Governance Guidelines, which were disclosed to shareholders in the proxy statement for its 2001 Annual Meeting of Shareholders. The guidelines address such important governance topics as director independence, the conduct of meetings, the structure and composition of the Board, the role of the Audit, Compensation and Nominating and Governance Committees, the director selection process, Board and Chief Executive Officer evaluations, director education, and succession planning. In addition, the Board has added to its practices the holding of an executive session comprised solely of independent directors at each of its meetings.

        The Board’s policy is to conduct an annual review of its governance practices, generally at its May meeting, to make certain that those practices remain effective. At its next review, the Board, which has been considering at its recent meetings the impact of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission promulgated under that Act, and the proposed listing standards of the New York Stock Exchange on its governance, will adopt such additional measures as are necessary to insure compliance with those mandates, including the adoption of revised committee charters, and to enhance the strength of the Board’s existing governance practices.

Board of Directors

        During 2002, the Company’s Board of Directors held five Board meetings (two of which were two-day meetings), seven meetings of its Audit Committee, four meetings of its Compensation Committee and three meetings of its Nominating and Governance Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year. All but one Director attended 100% of the aggregate number of meetings of the Board and the Committees on which he serves.

Audit Committee

        The Company’s Audit Committee consists of Directors Shuey (Chairman), Aronson, Gormley, Fiedler and Holland. All have been determined to be “independent,” as defined and required by Sections 303.01 (B) and 303.02 (D) of the New York Stock Exchange listing standards, and new Section 10A(m)(3) of the Securities Exchange Act of 1934. The functions of this Committee, which are set forth in an Audit Committee Charter adopted by the Board on May 2, 2000, and included in the proxy statement for the 2001 Annual Meeting of Shareholders, and most recently reviewed on February 5, 2003, include overseeing the Company’s financial and public disclosure reporting processes on behalf of the Board of Directors; engaging and discharging the Company’s independent auditor; directing and supervising special investigations; reviewing with the independent auditor the plan for and results of the audit engagement and the independence of the independent auditor; reviewing the independence from the Company of the independent auditor; approving audit and permitted non-audit services performed by the independent auditor, including whether the provision of any non-audit service is incompatible with the independence of the auditor; reviewing the adequacy of the Company’s system of internal accounting controls; reviewing the financial statements of the Company and its periodic filings with the Securities and Exchange Commission, and taking such other actions as are required of the Committee by the rules of the New York Stock Exchange, Securities and Exchange Commission, and Independence Standards Board.

Compensation Committee

        The Compensation Committee is comprised of Directors Pond (Chairman), Dunford and Meier, all of whom are “independent” of management under the requirements set forth in the proposed New York Stock Exchange listing standards. This Committee approves the remuneration arrangements of the Company’s Chief Executive Officer and other officers, including the corporate financial goals and objectives relevant to such arrangements, approves and administers the Company’s executive compensation plans and arrangements, approves the performance criteria against which performance-based executive compensation payments are measured, and grants cash and stock-based awards, stock options, and other benefits as authorized, under any executive compensation plans.

Nominating and Governance Committee

        The Nominating and Governance Committee is comprised of Directors Meier (Chairman), Aronson and Shuey, all of whom are “independent” of management under the requirements set forth in the proposed New York Stock Exchange listing standards. The Committee is responsible for establishing policies and practices in accordance with the Governance Guidelines adopted by the Board of Directors in December 2000, recommending the adoption of practices that are beneficial to the proper governance of the Company, and acting on matters arising from time to time which affect the governance of the Company. The nominating functions of the Committee include searching for, evaluating and proposing to the Board for nomination qualified candidates for Board membership, in accordance with the criteria established in the Governance Guidelines. The Committee will consider candidates proposed by stockholders of the Company or other parties. Any recommendation must be in writing, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating and Governance Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

        Ernst & Young LLP served as the Company’s independent auditor for 2002 and, pursuant to approval of the Audit Committee, will continue in that capacity during 2003. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company. During 2002, Ernst & Young LLP rendered both audit services, including an audit of the Company’s annual financial statements, and certain non-audit services. There is no understanding or agreement between the Company and Ernst & Young LLP that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates. Professional services rendered by Ernst & Young LLP are approved by the Audit Committee both as to the advisability and scope of the service, and also to consider whether such service would affect Ernst & Young LLP’s continuing independence.

Audit Fees

        Ernst & Young LLP’s aggregate fees billed for 2001 and 2002 for professional services rendered by them for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by them in connection with statutory and regulatory filings or engagements for those years were:

2001 – $1,448,549	2002 – $1,572,847

Audit-Related Fees

        Ernst & Young LLP’s aggregate fees billed for 2001 and 2002 for services related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Fees” above were:

2001 – $421,302	2002 – $290,024

        Audit-related fees included fees for employee benefit plan audits and accounting consultation.

Tax Fees

        Ernst & Young LLP’s aggregate fees billed for 2001 and 2002 for professional services rendered by them for tax compliance, tax advice and tax planning were:

2001 – $4,376,773	2002 – $1,773,786

        Tax fees included fees for international tax planning, domestic and foreign tax compliance, and global expatriate services. The fees for both 2001 and 2002 were largely related to a special worldwide tax planning and compliance initiative.

All Other Fees

        Ernst & Young LLP’s aggregate fees billed in 2001 and 2002 for fees related to services other than those reported above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were as follows:

2001 – $4,254	2002 – $88,383

        Representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if they desire to do so.

AUDIT COMMITTEE REPORT

        This report is submitted by all members of the Audit Committee, for inclusion in this proxy statement, with respect to the matters described in the report.

        The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the requirements of Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence. The Committee has concluded that the independent auditors are in fact independent of the Company.

        The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during fiscal year 2002.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

John H. Shuey, Chairman
Arthur H. Aronson
John F. Fiedler
Dennis J. Gormley
John J. Holland

BENEFICIAL OWNERSHIP OF SHARES

        The information in the table below sets forth those persons known by the Company to be holders of record of, or who may be the beneficial owners of more than 5% of any class of the Company’s voting securities as of December 31, 2002.

        The table does not include information regarding shares held of record, but not beneficially, by National City Bank, Cleveland, Ohio, the trustee of the Cooper Spectrum Investment Savings Plan and other defined contribution plans sponsored by the Company or a subsidiary of the Company. As of December 31, 2002, those plans held 8,152,591 shares, or 11.1% of the Company’s outstanding stock. The trustee, in its fiduciary capacity, has no investment powers and will vote the shares held in the plans in accordance with the instructions provided by the plan participants. If no such instructions are received by the close of business two days prior to the meeting date, the provisions of the plans direct the trustee to vote such participant shares in the same manner in which the trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

		Amount and Nature of	Percent
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Of Class

Common Stock	AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104; four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Conseil Vie Assurance Mutuelle, 370, rue Saint Honore, 75001 Paris, France and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France, as a group; AXA; 25, avenue Matignon, 75008 Paris, France; and their subsidiaries, including Alliance Capital Management L.P. and the Equitable Life Assurance Society of the United States(1)	7,771,335 shs	10.6%
Common Stock	Barclays Global Investors N.A., 45 Fremont Street, San Francisco, CA 94105 and related companies, consisting of Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105 and Barclays Global Investors Ltd., Murray House, 1 Royal Mint House London, England EC3N 4HH(2)	4,337,810 shs	5.9%

(1)	According to a filing on Schedule 13G with the SEC dated February 12, 2003, the nature of the beneficial ownership consists of sole voting power with respect to 4,134,969 shares, shared voting power with respect to 1,051,384 shares, sole dispositive power with respect to 7,771,335 shares, and shared dispositive power with respect to no shares.

(2)	According to a filing on Schedule 13G with the SEC dated February 12, 2003, the parties listed reported voting and dispositive power as follows: a) Barclays Global Investors, N.A. reported sole voting and dispositive power as to 3,858,161 shares: b) Barclays Global Fund Advisors reported sole voting and dispositive power as to 266,376 shares, and c) Barclays Global Investors Ltd. reported sole voting and dispositive power as to 213,273 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        The information which follows is furnished as of March 10, 2003, to indicate beneficial ownership by all executive officers and Directors of the Company as a group, and each Named Executive Officer and Director individually, of the Company’s Common Stock.

		Amount and Nature		Percent
		of Beneficial		of
Title of Class	Name of Beneficial Owner	Ownership(1)		Class

Common Stock	All executive officers and Directors as a group	1,257,187 shs		1.70%
Common Stock	Arthur H. Aronson	19,636 shs	(2)(3)	*
Common Stock	Thomas A. Dattilo	467,657 shs	(2)(4)	*
Common Stock	Edsel D. Dunford	12,246 shs	(2)	*
Common Stock	John F. Fiedler	1,335 shs	(2)	*
Common Stock	Dennis J. Gormley	6,291 shs	(2)	*
Common Stock	John J. Holland	0 shs
Common Stock	James S. McElya	103,990 shs	(2)	*
Common Stock	John F. Meier	12,282 shs	(2)(3)	*
Common Stock	Roderick F. Millhof	134,348 shs	(2)(4)	*
Common Stock	Byron O. Pond	17,189 shs	(2)(3)	*
Common Stock	John H. Shuey	13,695 shs	(2)(3)	*
Common Stock	D. Richard Stephens	103,462 shs	(2)	*
Common Stock	Philip G. Weaver	162,270 shs	(2)(4)	*

*	Less than 1%

(1)	Includes 1,073,741 shares obtainable on exercise of stock options within 60 days following March 10, 2003, which options have not been exercised; 70,887 shares held in the Company’s Spectrum Investment Savings Plan for the account of the executive officers of the Company; 42,760 restricted stock units of which the holders have neither voting nor investment power; and 43,422 phantom stock units of which the holders have neither voting nor investment power. Of the remaining shares, none are subject to shared voting and investment power, and 26,377 are subject to the sole voting and investment power of the holders thereof.

(2)	Includes shares obtainable on exercise of stock options within 60 days following March 10, 2003, which options have not been exercised, as follows: Arthur H. Aronson – 4,449; Thomas A. Dattilo – 425,000; Edsel D. Dunford – 4,850; John F. Fiedler – 1,000; Dennis J. Gormley – 6,291; James S. McElya – 99,120; John F. Meier – 3,461; Roderick F. Millhof – 122,800; Byron O. Pond – 3,234; John H. Shuey – 4,036; D. Richard Stephens – 97,600; and Philip G. Weaver – 143,100.

(3)	Pursuant to the 1998 Non-Employee Directors Compensation Deferral Plan explained on page 18 of this proxy statement, the following Directors deferred fees for service on the Board and have been credited with the following number of phantom stock units as of March 10, 2003: Arthur H. Aronson – 14,687; John F. Meier – 6,821; Byron O. Pond – 12,955; and John H. Shuey – 9,159. The holders do not have voting or investment power over these phantom stock units.

(4)	Includes the following number of restricted stock units for each of the following executive officers: Thomas A. Dattilo – 33,099; Roderick F. Millhof – 2,214; and Philip G. Weaver – 3,315. The holders do not have voting or investment power over these restricted stock units. The agreements pursuant to which the restricted stock units were granted provide for accrual of dividend equivalents and deferral of the receipt of the underlying shares until a date selected by the executive at the time of the grant. At that time, an executive’s restricted stock unit account will be settled through delivery to the executive on the date selected of a number of shares of common stock of the Company corresponding to the number of restricted stock units awarded to the executive, plus shares representing the value of dividend equivalents.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based upon a review of such reports and the representation of such Directors and executive officers, the Company believes that all reports due during or for the year 2002 were timely filed, except that a Form 5 filing made by Mr. Weaver on February 12, 2003 did not report, due to administrative error, a charitable gift of 600 shares. A Form 5 reporting this gift was filed on March 13, 2003.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2004

        Any stockholder who intends to present a proposal at the Annual Meeting in 2004 and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company, at the Company’s principal executive offices, so that it is received not later than November 26, 2003.

SOLICITATION AND OTHER MATTERS

        The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

        The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,500, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company’s stock. Solicitations may be made by telephone, facsimile or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may by telephone, facsimile or personally, request the return of proxies.

        Please mark, execute and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Richard D. Teeple, Secretary
March 26, 2003

IMPORTANT:	All stockholders are requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided, or cast their ballots by Internet or telephone.

COOPER TIRE & RUBBER COMPANY

NOTICE

of Annual Meeting of Stockholders
and Proxy Statement

May 6, 2003

IMPORTANT:

All stockholders are requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided, or cast their ballots by Internet or telephone.

                                     [LOGO]

                          COOPER TIRE & RUBBER COMPANY

Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-800-
542-1160 using a touch-tone phone. You will be prompted to enter your Control
Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet
Have your proxy card available when you access the website
http://www.votefast.com. You will be prompted to enter your Control Number found on the reverse side and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Mail
Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Corporate Trust Services, P.O. Box 535800,
Pittsburgh, PA 15230.

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|   Vote by Telephone    |    Vote by Internet     |     Vote by Mail     |
| Call Toll-Free using a | Access the Website and  |  Return your proxy   |
|    touch-tone phone    |     cast your vote      | in the postage-paid  |
|     1-800-542-1160     | http://www.votefast.com |  envelope provided   |
---------------------------------------------------------------------------

                       Vote 24 hours a day, 7 days a week!

     Your telephone or internet vote must be received by 11:59 P.M. Eastern
      Daylight Time on May 5, 2003 to be counted in the final tabulation.

               Your Control Number is printed on the reverse side.

         Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

   [LOGO]               COOPER TIRE & RUBBER COMPANY

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Philip G. Weaver, Richard D. Teeple and
Richard N. Jacobson and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be
held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio, on May 6, 2003, and any
adjournment thereof and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 10, 2003, upon the matters set forth in the notice of said meeting and listed below. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors recommends a vote "FOR" the nominees listed below:
    -------------------------------------------------------------------------

1.  Election of   [ ] FOR the nominees   [ ] WITHHOLD authority to vote for
     Directors.        listed below:          the nominees listed below:

      (01) John H. Shuey     (02) John F. Meier     (03) John J. Holland

  (INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided here.) _____________

         IMPORTANT: PLEASE SIGN AND DATE THE PROXY ON THE REVERSE SIDE.

Cooper Tire & Rubber Company
c/o Corporate Trust Services
Mail Drop 10AT66-4129
38 Fountain Square Plaza
Cincinnati, OH 45202
                                    Page 1

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|                                                                         |
|            Your Control Number is:                                      |
|                                                                         |
--------------------------------------------------------------------------

       You are now able to cast your vote by using a touch-tone telephone or by using the internet.

      Instructions for voting are on the reverse side. Your Control Number for voting is noted above.

                              Fold and detach here

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL
BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO
INSTRUCTIONS ARE GIVEN AS TO ANY AGENDA ITEM, THEY WILL BE VOTED "FOR" THE
ELECTION OF THE LISTED NOMINEES AS DIRECTORS.

        AFTER COMPLETING THE REVERSE SIDE OF THIS PROXY FORM, PLEASE SIGN
          AND DATE BELOW AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.

                                       Date: _______________________ , 2003

                                       ------------------------------------
                                                    SIGNATURE(S)

                                       ------------------------------------
                                                    SIGNATURE(S)
                                       Please date and sign exactly as name
                                       appears hereon. If any shares are
                                       held by joint tenants, both should
                                       sign. When signing as attorney, as
                                       executor, administrator or
                                       custodian, please give full title as
                                       such. If a corporation, please sign
                                       in full corporate name by President
                                       or other authorized officer. If a
                                       partnership, please sign in
                                       partnership name by authorized
                                       person.

                                     Page 2